Exhibit 99.1

FOR IMMEDIATE RELEASE	4716 Old Gettysburg Road Mechanicsburg, PA 17055

Select Medical Corporation Announces Results for
First Quarter Ended March 31, 2007
     MECHANICSBURG, PENNSYLVANIA — — May 15, 2007 — — Select Medical Corporation (“Select”) today announced results for its first quarter ended March 31, 2007.
     For the first quarter ended March 31, 2007, net operating revenues decreased 2.7% to $466.8 million compared to $479.7 million for the same quarter, prior year. Income from operations decreased 9.2% to $60.3 million compared to $66.5 million for the same quarter, prior year. Net income decreased 37.3% to $22.2 million compared to $35.4 million for the same quarter, prior year. Additionally, net income before interest, income taxes, depreciation and amortization, income from discontinued operations, stock compensation expense, other income (expense) and minority interest (“Adjusted EBITDA”) for the first quarter decreased 6.8% to $73.0 million compared to $78.3 million for the same quarter, prior year. A reconciliation of net income to Adjusted EBITDA is attached to this release.
Specialty Hospitals
     At March 31, 2007, Select operated 89 long-term acute care hospitals and three acute medical rehabilitation hospitals. This compares to 97 long-term acute care hospitals and four acute medical rehabilitation hospitals operated at March 31, 2006. For the first quarter of 2007, net operating revenues for all of Select’s hospitals decreased 1.5% to $354.2 million compared to $359.7 million for the same quarter, prior year. Total patient days for the first quarter of 2007 were 252,476, admissions were 10,416 and net revenue per patient day was $1,378. This compares to 251,701 days, 10,483 admissions and net revenue per patient day of $1,405 for the same quarter, prior year. For the hospitals opened or acquired as of January 1, 2006 and operated by Select throughout both periods, patient days in the first quarter of 2007 were 249,535 and admissions were 10,307, compared to 243,474 days and 10,156 admissions in the same quarter, prior year. Adjusted EBITDA for the segment decreased 11.6% to $66.0 million compared to $74.7 million for the same quarter, prior year. The Adjusted EBITDA margin for the segment was 18.6% for the first quarter of 2007, compared to 20.8% for the same quarter, prior year. The Adjusted EBITDA margin for the hospitals opened or acquired as of January 1, 2006 and operated by Select throughout both periods was 19.7% for the first quarter of 2007, compared to 21.2% for the same quarter, prior year.

Outpatient Rehabilitation
     At March 31, 2007, Select operated 545 outpatient clinics. This compares to 613 outpatient clinics at March 31, 2006. For the first quarter of 2007, net operating revenues were $112.4 million compared to $119.3 million for the same quarter, prior year. Adjusted EBITDA for the first quarter increased 19.4% to $17.6 million compared to $14.8 million for the same quarter, prior year. The Adjusted EBITDA margin for the quarter was 15.7% compared to 12.4% in the same quarter, prior year. Patient visits for the quarter were 646,651 compared to 784,839 for the same quarter, prior year. Net revenue per visit was $101 for the first quarter of 2007 compared to $91 for the same quarter, prior year.
     On March 1, 2006, we sold our wholly-owned subsidiary, Canadian Back Institute Limited (“CBIL”), for approximately C$89.8 million in cash (US$79.0 million). We conducted all of our Canadian operations through CBIL. The financial results of CBIL have been classified as discontinued operations for the three months ended March 31, 2006. We recognized a gain on sale (net of tax) of $9.1 million in the first quarter ended March 31, 2006 .
Agreement to Purchase HealthSouth Corporation’s Outpatient Rehabilitation Division
     On May 1, 2007 Select completed the acquisition of substantially all of the outpatient rehabilitation division of HealthSouth Corporation. The closing of the sale of certain of the outpatient rehabilitation clinics has been deferred pending certain state regulatory approvals. The purchase price for the entire division is approximately $245.0 million, and is subject to future adjustment based on the division’s net working capital on the closing date.
Agreement to Purchase Nexus Health Systems, Inc.
     On March 26, 2007, Select entered into a Stock Purchase Agreement with Nexus Health Systems, Inc. (“Nexus”), Neurobehavioral Management Services L.L.C., Nexus Health Inc. and the stockholders of Nexus Health Systems, Inc. to acquire substantially all of the assets of Nexus for approximately $49.0 million in cash plus the assumption of a capital lease. The purchase price is subject to adjustment based on Nexus’s net working capital, cash and indebtedness on the closing date.
     The Nexus transaction, which is expected to close in the second quarter of 2007, is subject to a number of closing conditions, including receipt of regulatory approvals.

Conference Call
     Select will host a conference call regarding its first quarter results on Wednesday, May 16, 2007, at 11:00 am EDT. The domestic dial in number for the call is 1-866-847-7861. The international dial in number is 1-703-639-1428.
* * * * *
     Select Medical Corporation is a leading operator of specialty hospitals in the United States. Select operates 89 long-term acute care hospitals in 26 states. Select operates three acute medical rehabilitation hospitals in New Jersey. Select is also a leading operator of outpatient rehabilitation clinics in the United States, with more than 1,100 locations in 37 states and the District of Columbia. Select also provides medical rehabilitation services on a contract basis at nursing homes, hospitals, assisted living and senior care centers, schools and worksites. Information about Select is available at http://www.selectmedicalcorp.com/
     Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to those discussed in filings made by Select with the Securities and Exchange Commission. Many of the factors that will determine Select’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. Select undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
Investor inquiries:
Joel Veit, 717/972-1100

I. Condensed Consolidated Statements of Operations
(In thousands)
(unaudited)
For the Three Months Ended March 31, 2006 and 2007

			%
	2006	2007	Change
Net operating revenues	$479,743	$466,829	(2.7)%

Costs and expenses:
Cost of services	385,197	377,627	(2.0)%
General and administrative	12,200	11,584	(5.0)%
Bad debt expense	5,000	5,589	11.8%
Depreciation and amortization	10,895	11,704	7.4%

Income from operations	66,451	60,325	(9.2)%

Other income (expense)	2,434	(143)	N/M
Interest income	222	929	318.5%
Interest expense	(24,272)	(23,638)	(2.6)%

Income from continuing operations before minority interests and income taxes	44,835	37,473	(16.4)%
Minority interests	391	323	(17.4)%

Income from continuing operations before income taxes	44,444	37,150	(16.4)%
Income tax expense	19,095	14,967	(21.6)%

Income from continuing operations	25,349	22,183	(12.5)%
Income from discontinued operations, net of tax (includes pretax gain of $13,950 in 2006)	10,018	—	N/M

Net income	$35,367	$22,183	(37.3)%

II. Condensed Consolidated Balance Sheets
(In thousands)
(unaudited)

	December 31,	March 31,
	2006	2007
Assets
Cash	$81,600	$37,536
Restricted cash	4,335	4,389
Accounts receivable, net	199,927	227,549
Current deferred tax asset	42,613	41,804
Prepaid income taxes	—	2,570
Other current assets	16,762	17,479

Total Current Assets	345,237	331,327
Property and equipment, net	356,336	383,199
Goodwill	1,323,572	1,323,572
Other identifiable intangibles	79,230	77,541
Other assets held for sale	4,855	4,825
Other assets	68,412	67,000

Total Assets	$2,177,642	$2,187,464

Liabilities and Stockholder’s Equity Payables and accruals	$297,698	$287,579
Income taxes payable	1,937	—
Current portion of long term debt	6,209	7,184

Total Current Liabilities	305,844	294,763
Long term debt, net of current portion	1,224,509	1,221,972
Non-current deferred tax liability	30,721	24,388
Other non-current liabilities	—	23,410
Minority interests	2,566	2,091
Stockholder’s equity	614,002	620,840

Total Liabilities and Stockholder’s Equity	$2,177,642	$2,187,464

III. Key Statistics
(unaudited)
For the Three Months Ended March 31, 2006 and 2007

	2006	2007	% Change

Specialty Hospitals (a)
Number of hospitals — end of period	101	92	(8.9)%
Net operating revenues (,000)	$359,672	$354,228	(1.5)%
Number of patient days	251,701	252,476	0.3%
Number of admissions	10,483	10,416	(0.6)%
Net revenue per patient day (b)	$1,405	$1,378	(1.9)%
Adjusted EBITDA (,000)	$74,718	$66,031	(11.6)%
Adjusted EBITDA margin — all hospitals	20.8%	18.6%	(10.6)%
Adjusted EBITDA margin — same store hospitals (c)	21.2%	19.7%	(7.1)%

Outpatient Rehabilitation
Number of clinics — end of period	613	545	(11.1)%
Net operating revenues (,000)	$119,290	$112,380	(5.8)%
Number of visits	784,839	646,651	(17.6)%
Revenue per visit (d)	$91	$101	11.0%
Adjusted EBITDA (,000)	$14,760	$17,618	19.4%
Adjusted EBITDA margin	12.4%	15.7%	26.6%

(a)	Specialty hospitals consist of long-term acute care hospitals and acute medical rehabilitation hospitals.

(b)	Net revenue per patient day is calculated by dividing specialty hospital patient service revenue by the total number of patient days.

(c)	Adjusted EBITDA margin — same store hospitals represents the Adjusted EBITDA margin for those hospitals opened or acquired before January 1, 2006 and operated throughout both periods.

(d)	Net revenue per visit is calculated by dividing outpatient rehabilitation clinic revenue by the total number of visits. For purposes of this computation, outpatient rehabilitation clinic revenue does not include managed clinics or contract services revenue.

IV. Net Income to Adjusted EBITDA Reconciliation
(In thousands)
(unaudited)
For the Three Months Ended March 31, 2006 and 2007
     The following table reconciles net income to Adjusted EBITDA for Select. Adjusted EBITDA is used by Select to report its segment performance in accordance with SFAS No. 131. Adjusted EBITDA is defined as net income before interest, income taxes, depreciation and amortization, income from discontinued operations, stock compensation expense, other income (expense) and minority interest. We believe that the presentation of Adjusted EBITDA is important to investors because Adjusted EBITDA is used by management to evaluate financial performance and determine resource allocation for each of our operating units.
     Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles. Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

	Three Months Ended March 31,
	2006	2007
Net income	$35,367	$22,183
Income from discontinued operations, net of tax	(10,018)	—
Income tax expense	19,095	14,967
Minority interest	391	323
Interest expense, net	24,050	22,709
Other (income) expense	(2,434)	143
Stock compensation expense
Included in general and administrative	888	888
Included in cost of services	58	39
Depreciation and amortization	10,895	11,704

Adjusted EBITDA	$78,292	$72,956

Specialty hospitals	$74,718	$66,031
Outpatient rehabilitation	14,760	17,618
Other (1)	(11,186)	(10,693)

Adjusted EBITDA	$78,292	$72,956

(1)	Other primarily includes Select’s general and administrative costs.

The following tables reconcile specialty hospital same store information.

	Three Months Ended
	March 31, 2006	March 31, 2007
Specialty hospitals net operating revenue	$359,672	$354,228
Less: Specialty hospitals in development, opened or closed after 1/1/06	11,894	4,260

Specialty hospitals same store net operating revenue	$347,778	$349,968

Specialty hospitals Adjusted EBITDA	$74,718	$66,031
Less: Specialty hospitals in development, opened or closed after 1/1/06	1,009	(3,020)

Specialty hospitals same store Adjusted EBITDA	$73,709	$69,051

All specialty hospitals Adjusted EBITDA margin	20.8%	18.6%
Specialty hospitals same store Adjusted EBITDA margin	21.2%	19.7%